EXHIBIT 3.2
WIMAR OPCO, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
     THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT is made and entered into as of June 8, 2006 by and between WIMAR OPCO, LLC, a Delaware limited liability company (the “Company”) and WIMAR OPCO INTERMEDIATE HOLDINGS, LLC (the “Member”) and WIMAR TAHOE CORPORATION (the “Manager”). The parties hereto, intending to be legally bound, agree as follows:
     1. Formation of Limited Liability Company. On June 8, 2006, the Company was organized as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.) (the “Act”) by the filing of Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of Delaware as required by the Act. Andrew R. Berger, is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Manager thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Manager shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof). The Manager hereby adopts and ratifies the Certificate, a copy of which is attached as Exhibit A hereto. In the event of a conflict between the terms of this Operating Agreement and the terms of the Certificate, the terms of the Certificate shall prevail.
     2. Name. The name of the Company shall be Wimar OpCo, LLC.
     3. Statutory Agent. The Company’s initial statutory agent shall be The Corporation Trust Company, c/o Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The Manager may, at any time and from time to time, change the statutory agent of the Company.
     4. Purpose. The purpose for which the Company is organized is to transact any and all lawful business incident thereto for which a Limited Liability Company may be organized under the Act. The Company shall have all the powers necessary, incidental or convenient to effect any purpose for which it is formed, including all powers granted by the Act.
     5. Fiscal Year. The fiscal year of the Company shall be the calendar year or such other fiscal year as the Manager shall determine pursuant to the provisions of Code Section 706(b).
     6. Term. The Company was formed on the date of filing of the Certificate of Formation and its period of existence shall be perpetual, until cancellation of the Certificate as provided for in the Act.
     7. Initial Capital Contribution. Upon execution of this Agreement, the Member shall contribute to the Company cash, property, services rendered, promissory notes or any other binding obligation to contribute cash or property or to perform services of the type and in the amount set forth opposite the Member’s name on Schedule 1 attached hereto. In exchange for such capital contribution, the Member shall receive the number of units of limited liability company interest in the Company (“Units”) set forth opposite the Member’s name on Schedule 1. The Member hereby acknowledges and agrees that the Units are being purchased for the Member’s own account and for investment purposes only and not for resale in connection with the distribution or public offering of the Units within the meaning of the Securities Act of 1933, the Delaware Securities Act, or any other applicable securities laws and rules.
     8. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor the Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company.
     9. Management and Control in General. The initial number of managers of the Company shall be one (1) and such Manager designated by Member shall be Wimar Tahoe Corporation, or any successor by merger. The Manager shall have full and exclusive power to manage and control the business and affairs of the Company. The Manager is the agent of the Company for the purpose of its business. Any act of the Manager in apparently carrying on in the usual way the business of the Company shall bind the Company. The Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.
     10. Officers. The Manager may elect a president, one or more vice presidents, treasurer, secretary and such other officer or officers as it may deem necessary. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any two or more of such offices may be held by the same person. The officers of the Company (if any) shall hold office until their successors are elected and qualified, or for such order period as the Manager may provide, but any officer may be removed at any time, with or without cause, by the Manager without prejudice to the contract rights, if any, of the officers who were removed. The Manager may fill any vacancy in the office at any time. All of the officers of the Company shall at all times be and remain subject to the direction or control of the Manager. The initial officers of the company will be William J. Yung, President, Secretary and Treasurer.
     11. Transfer of Units. No transfer of Units shall be made unless in compliance with such restrictions of transfer as set forth on the Certificate, or any amendment thereto.
     12. Unit Journal. The Manager shall maintain a journal of ownership of all of the outstanding Units containing the name and address of each Member, the number of Units held and whether such Unit holder is a Member (the “Journal”). The Unit Journal shall be conclusive evidence of the ownership of the Units and status as a Member absent manifest error.

     13. Dissolution of the Company. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (a) the action of the members holding a majority of the Units held by all the members, (b) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles), all rights and remedies being governed by said laws.
     15. Entire Agreement; Amendment of Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements in regard hereto. This Agreement may be amended only by a written amendment signed by the Member.
     16. No Third Party Rights. This Agreement and the covenants and agreements contained herein are solely for the benefit of the parties hereto. No other person shall be entitled to enforce or make any claims, or have any right pursuant to the provisions of this Agreement.
     17. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.
     18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.
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     The undersigned have signed this Agreement as of the date set forth above.

WIMAR OPCO, LLC		MEMBER:

WIMAR TAHOE CORPORATION, Its Manager		WIMAR OPCO INTERMEDIATE HOLDINGS, LLC

		By:	Wimar Tahoe Corporation
		Its:	Manager

By:	/s/ William J. Yung	By:	/s/ William J. Yung

Name:	William J. Yung	Name:	William J. Yung
Title:	President	Title:	President